FOR IMMEDIATE RELEASE
8/22/01

Tellabs plans to reduce work force by about 1,000 people

Lisle, Ill., — In order to align its expenses with reduced spending by major communications carriers, Tellabs plans to reduce its worldwide work force by about 1,000 people, close two facilities and further cut operating expenses. Tellabs plans to lay off 950 employees, and 50 employees have voluntarily accepted the company's early retirement offer.

Tellabs plans to close a manufacturing facility in Drogheda, Ireland, and consolidate that work into other manufacturing facilities in Shannon, Ireland, and Espoo, Finland. Tellabs also will discontinue plans to open an office building in Chelmsford, Mass.

These steps are designed to meet Tellabs' target of a further 5% reduction in operating expenses by the fourth quarter of 2001. In total, these and earlier actions will reduce operating expenses by about $120 million on an annualized basis. Tellabs expects to take a one-time restructuring charge of about $50 million against third-quarter 2001 earnings.

"As customers continue to reduce capital spending, we have less work for employees and must take difficult steps to preserve Tellabs' long-term health," said Richard C. Notebaert, president and chief executive officer of Tellabs. "As we go forward, we are concentrating resources on our customers' highest priorities. The key to Tellabs' long-term success will be to stay relentlessly focused on what customers really need from Tellabs – to enhance our existing products, successfully introduce new products and expand internationally."

In more than 80 countries around the globe, Tellabs helps the world's leading communications service providers build tomorrow's converged networks of voice, data and video. Tellabs' employees design, build and service optical networking, broadband access and voice-quality enhancement equipment. Today most telephone calls and Internet sessions in the United States flow through equipment from Tellabs (Nasdaq: TLAB; www.tellabs.com ).

CONTACTS:
Jean Medina
+1.630.512.8336
jean.medina@tellabs.com
Robin Urbanski
+1.630.512.8032
robin.urbanski@tellabs.com

Tellabs and the Tellabs logo are registered trademarks of Tellabs or one of its affiliates in the United States and/or other countries.